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                                                                    EXHIBIT 11.1

Computation of per share earnings from continuing operations:

Shares of Common Stock outstanding based on actual Hanson
  ordinary shares and ADSs outstanding and stock dividend ratio
  of one for every 70..........................................   74,408,257
Non performance based portion of restricted shares
  issued to executive officers and key employees...............      728,067
Shares issued to the Company's non employee
  directors....................................................        4,026
                                                                  ----------
Shares outstanding.............................................   75,140,350
                                                                  ----------
                                                                  ----------

     YEAR ENDED DECEMBER 31, 1995

     Pro forma income from continuing operations     382,000,000
                                                     ----------- = 5.08
     Shares Outstanding                               75,140,350

     NINE MONTHS ENDED SEPTEMBER 30, 1996
     Pro forma income from continuing operations     130,000,000
                                                     ----------- = 1.73
     Shares outstanding                               75,140,350

     Historical earnings per share were not presented because the Company was comprised of direct or indirect subsidiaries of Hanson PLC.


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